UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): April 25, 2017

Turbine Truck Engines, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 25, 2017 (the “Effective Date”), Turbine Truck Engines, Inc. (the “Company”) entered into a Share Exchange Agreement (this “Agreement”) by and between (i) the Company; (ii) Novo Healthnet Limited (“NHL”), (iii) ALMC-ASAP Holdings Inc. (“ALMC”); (iv) Michael Gaynor Family Trust (the “MGFT”); (v) 1218814 Ontario Inc. (“1218814”) and (vi) Michael Gaynor Physiotherapy Professional Corp. (“MGPP, and together with ALMC, MGFT and 1218814, the “NHL Shareholders”). Each of NHL and the NHL Shareholders may be referred to collectively herein as the “NHL Parties” and separately as an “NHL Party.” Each of the Company and each NHL Party may be referred to herein collectively as the “Parties” and separately as a “Party.” Pursuant to the terms of the Agreement, the Company agreed to acquire from the NHL Shareholders all of the shares of both common and preferred stock of NHL held by the NHL Shareholders in exchange for the issuance by the Company to the NHL Shareholders of shares of the Company’s common stock (the “Company Common Stock”), such that following the closing of the share exchange (the “Exchange”), the NHL Shareholders will own 167,797,406 restricted shares of Company Common Stock, representing 85% of the issued and outstanding Company Common Stock, calculated including all granted and issued options or warrants to acquire the Company Common Stock as of the Effective Date, but to exclude shares of Company Common Stock that are subject to a current Regulation S offering being undertaking by the Company. As a result of the Exchange, NHL will become a wholly owned foreign subsidiary of the Company.

As of the closing of the Exchange, the Company’s Board will expand the size of the Board of Directors to be six persons, and to name the nominees of the NHL Shareholders to fill the newly created vacancies. Immediately thereafter, each of (i) Vincenzo Cirillo shall resign as a director and as the Interim Chief Executive Officer of the Company; (ii) Judy Norstrud shall resign as the Principal Financial Officer and Principal Accounting Officer of the Company, and (iii) Chris David shall resign as the Secretary and Treasurer of the Company, but shall remain both as the President of the Company and as a director. In connection with the resignations of the Mr. Cirillo and Ms. Norstrud, the Company will enter into a settlement and general release agreement with each of such persons, each in form and substance as reasonably agreed to by the Parties.

The Agreement may be terminated, as set forth in the Agreement, (a) by the mutual written consent of the Company and each of the NHL Parties, (b) by the Company (i) if the applicable closing conditions have not been satisfied or waived by the Company, by May 15, 2017; or (ii) or there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any NHL Party contained in the Agreement, which violation, breach or inaccuracy would cause any certain conditions set forth in the Agreement not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by the NHL Parties, applicable, within five (5) business days after receipt by NHL of written notice thereof from the Company or is not reasonably capable of being cured prior to May 15, 2017; (c) by all of the NHL Parties acting together (i) if the applicable closing conditions have not been satisfied or waived by the NHL Parties, by May 15, 2017, provided, however, that the NHL Parties may not terminate the Agreement if the reason for the failure of any such condition to occur was the breach of the terms of the Agreement by any of the NHL Parties; or (ii) or there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in the Agreement, which violation, breach or inaccuracy would cause any of the applicable closing conditions not to be satisfied, and such violation, breach or inaccuracy has not been waived by NHL Parties or cured by the Company, applicable, within five (5) business days after receipt by the Company of written notice thereof from NHL or is not reasonably capable of being cured prior to May 15, 2017; or (d) by any Party, if a court of competent jurisdiction or other authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under the Agreement and such order or action shall have become final and nonappealable.

The closing is subject to various customary closing conditions.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the full text of such document, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

 On May 1, 2017, the Company issued a press release announcing entry into the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Share Exchange Agreement dated April 25, 2017 by and between Turbine Truck Engines, Inc., Novo Healthnet Limited, ALMC-ASAP Holdings Inc., Michael Gaynor Family Trust, 1218814 Ontario Inc. and Michael Gaynor Physiotherapy Professional Corp.

99.1	Press Release dated May 1, 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Turbine Truck Engines, Inc.

Dated: May 1, 2017	By:	/s/ Christopher David
Christopher David President

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